FOR IMMEDIATE RELEASE	Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary W. Hanson
(602) 286-1530	(602) 286-1777

WESTERN REFINING LOGISTICS, LP
REPORTS FIRST QUARTER 2014 RESULTS

Significantly increased crude oil gathering and pipeline volumes
Generated $15.1 million of distributable cash flow
Increased quarterly distribution to $0.2975 per unit
EL PASO, Texas - May 6, 2014 - Western Refining Logistics, LP (NYSE: WNRL) reported first quarter 2014 net income of $10.9 million, or $0.24 per common limited partner unit. During this period, EBITDA was $14.7 million and distributable cash flow was $15.1 million.
“We are pleased with WNRL's financial and operating performance in our first full quarter,” said Chief Executive Officer and President Jeff Stevens. “The organic growth we anticipated is materializing and is evidenced by the strong growth in crude oil volumes in our Delaware Basin system.”

WNRL's results reflect increased volumes in its terminalling, pipeline, and gathering operations, as compared to the fourth quarter of 2013. On May 5, 2014, WNRL announced a quarterly distribution of $0.2975 per unit, which is 3.5% above its stated minimum quarterly distribution.

As of March 31, 2014, WNRL had cash of $83.0 million, which is primarily being used to fund organic growth projects such as additional crude gathering lines and storage capacity. The partnership has no outstanding debt and has access to a $300 million revolving credit facility primarily to fund future acquisitions.

Stevens continued, “We are off to a good start in 2014. Looking forward, we will continue to benefit from the strategic location of our assets and their proximity and connection to the Permian and San Juan Basins. With Western 's El Paso refinery maintenance turnaround successfully completed in the first quarter of 2014, we expect that our gathering and pipeline volumes will continue to increase, allowing us to grow WNRL and create value for our unitholders.”

Conference Call Information
On Tuesday, May 6, 2014, at 4:00 p.m. ET, WNRL will hold a webcast and conference call to discuss the reported results and provide an update on partnership operations. The call will be webcast and can be accessed at Western Refining Logistics' website, www.wnrl.com. The call can also be heard by dialing (888) 687-6184 or (724) 498-4514, pass code: 20947743. The audio replay will be available two hours after the end of the call through May 15, 2014 by dialing (800) 585-8367 or (404) 537-3406, pass code: 20947743.
About Western Refining Logistics, LP
Western Refining Logistics, LP is a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE: WNR) to own, operate, develop and acquire terminals, storage tanks, pipelines and other logistics assets related to the terminalling, transportation and storage of crude oil and refined products. Headquartered in El Paso, Texas, WNRL’s assets include approximately 300 miles of pipelines, approximately 7.9 million barrels of active storage capacity and other assets in the Southwest US.
Non-GAAP Financial Measures
In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance. This press release and supporting schedules include the non-GAAP measures "EBITDA" and "Distributable Cash Flow." We believe certain investors and financial analysts use "EBITDA" and "Distributable Cash Flow" to evaluate WNRL’s financial performance between periods and to compare WNRL's performance to certain competitors. We believe certain investors and financial analysts use "Distributable Cash Flow" to determine the amount of cash generated from the partnership's operations and available for distribution to its unitholders. These additional financial measures are reconciled from the most directly comparable measures as reported in accordance with GAAP and should be viewed in addition to, and not in lieu of, financial information that we report in accordance with GAAP.
Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained herein include statements about: the strategic location of our assets and their proximity and connection to the Permian and San Juan basins; our expectations for our gathering and pipeline volumes and their effect on the growth of WNRL and our creation of value for unitholders; and sources of funding for future acquisitions. These statements are subject to the general risks inherent in WNRL's business. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized, or otherwise materially affect our financial condition, results of operations, and cash flows. Additional information relating to the uncertainties affecting WNRL’s business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and WNRL does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.

Results of Operations
The accompanying consolidated financial information for the three months ended March 31, 2013 represent our Predecessor's results of operations while the consolidated financial information for the three months ended March 31, 2014 represent the results of operations for WNRL ("Successor"). The following tables set forth WNRL's summary historical financial and operating data for the periods indicated below:

	Three Months Ended
	March 31,
	2014	2013 (2)
	Successor	Predecessor
	(Unaudited)
	(In thousands, except per unit data)
Revenues:
Affiliate	$32,056	$912
Third-party	701	227
Total revenues	32,757	1,139
Operating costs and expenses:
Operating and maintenance expenses	16,135	15,567
General and administrative expenses	1,975	1,041
Depreciation and amortization	3,244	2,930
Total operating costs and expenses	21,354	19,538
Operating income (loss)	11,403	(18,399)
Other income (expense):
Interest expense and other financing costs	(225)	—
Amortization of loan fees	(129)	—
Other, net	3	2
Net income (loss) before income taxes	11,052	(18,397)
Provision for income taxes	(119)	—
Net income (loss)	$10,933	$(18,397)

Net income per limited partner unit:
Common - basic	$0.24
Common - diluted	0.24
Subordinated - basic and diluted	0.24

Weighted average limited partner units outstanding:
Common - basic	22,811
Common - diluted	22,815
Subordinated - basic and diluted	22,811

	Three Months Ended
	March 31,
	2014	2013 (2)
	Successor	Predecessor
	(Unaudited)
	(In thousands, except per barrel data)
Key Operating Statistics
Pipeline and gathering (bpd):
Mainline movements:
Permian/Delaware Basin system	15,343	—
Four Corners system (3)	41,015	36,016
Gathering (truck offloading):
Permian/Delaware Basin system	22,164	2,527
Four Corners system	11,400	6,171
Terminalling, transportation and storage (bpd):
Shipments into and out of storage (includes asphalt)	340,588	297,901
Cash Flow Data
Net cash provided by (used in):
Operating activities	$15,836	$(17,015)
Investing activities	(5,904)	(22,389)
Financing activities	(10,981)	39,404
Other Data
EBITDA (1)	$14,650	$(15,467)
Capital expenditures:	5,904	22,389
Balance Sheet Data (at end of period)
Cash and cash equivalents	$82,951	$—
Property, plant and equipment, net	148,434	153,729
Total assets	247,380	154,380
Total liabilities	13,789	3,600
Division equity	—	150,780
Partners' capital	233,591	—
Total liabilities, division equity and partners' capital	247,380	154,380

(1)
We define EBITDA as earnings before interest expense and other financing costs, provision for income taxes and depreciation and amortization. We define Distributable Cash Flow as EBITDA plus the change in deferred revenues, less net cash interest paid, income taxes paid and maintenance capital expenditures.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	EBITDA, as we calculate it, may differ from the EBITDA calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.
EBITDA and Distributable Cash Flow are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financial methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
Distributable Cash Flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield. Yield is based on the amount of cash distributions a partnership can pay to a unitholder.
We believe that the presentation of these non-GAAP measures provides useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to EBITDA and Distributable Cash Flow is net income (loss). These non-GAAP measures should not be considered as alternatives to net income (loss) or any other measure of financial performance presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income (loss). These non-GAAP measures may vary from those of other companies. As a result, EBITDA and Distributable Cash Flow as presented herein may not be comparable to similarly titled measures of other companies.
The following table reconciles net income (loss) to EBITDA for the periods presented and Distributable Cash Flow for the period ending March 31, 2014:

	Three Months Ended
	March 31,
	2014	2013
	Successor	Predecessor	Change
	(In thousands)
Net income (loss)	$10,933	$(18,397)	$29,330
Interest expense and other financing costs	225	—	225
Amortization of loan fees	129	—	129
Provision for income taxes	119	—	119
Depreciation and amortization	3,244	2,930	314
EBITDA	14,650	$(15,467)	$30,117

Change in deferred revenues	1,937
Cash interest paid	(225)
Income taxes paid	—
Maintenance capital expenditures	(1,259)
Distributable cash flow	$15,103

Minimum quarterly distribution	$13,116

(2)
Prior to the initial public offering, our assets were a part of the integrated operations of Western, and the Predecessor generally recognized only the costs and did not record revenue associated with the transportation, terminalling or storage services provided to Western on an intercompany basis. Accordingly, the revenues in the Predecessor’s historical combined financial statements relate only to amounts received from third parties for these services and minimum amounts required to be recorded for Western for local tax purposes. Following the closing of the initial public offering, our revenues were generated by existing third-party contracts and from the commercial agreements with Western.

(3)
Some barrels of crude oil in route to Western’s Gallup Refinery are transported on more than one of our mainlines. Mainline movements for the Four Corners system include each barrel transported on each mainline.